EXHIBIT 10.9(C)

Agency Agreement

1.	Parties:

This Agency Agreement is made as of Aug 8, 2000 by and between WorldSpace Corporation, having its office at 2400 N. Street, NW, Washington D.C. 20037, USA (“WorldSpace”) and China Telecommunications Broadcast Satellite Corp, having its principal office at No. 42, Xue Yuan Lu, Hai Dian District, Beijing (“ChinaSat”) on appointing ChinaSat as the agent to lease satellite channels of the northeast beam of AsiaStar owned by WorldSpace.

2.	Definitions of key phrases:

Clients: The multimedia service content providers who lease AsiaStar Northeast Beam channels.

Users: The end users who own WorldSpace receivers and accessories and receive WorldSpace data services.

Multimedia Services System: The WorldSpace L-band satellite multimedia information transmission system.

Services: WorldSpace L-band satellite multimedia services.

Agent: ChinaSat will be the sole agent to lease channels of AsiaStar of Northeast beam.

Satellite Channels: The channels of the Northeast beam of AsiaStar located at E 105°, which are owned by WorldSpace.

3.	Conditions for the agent appointment

1)	Conditions:

During the term of this agreement, ChinaSat shall abide by the following rules:

a.	Shall not assign the agent’s responsibilities to a third party except for its subsidiary;

b.	Pay the channel leasing revenues to WorldSpace according to the prices agreed by both parties in a timely fashion;

c.	The Agency Agreement is valid for five years (from August 8, 2000 to August 7, 2005). It can be renewed through two parties’ agreement 90 days before it expires.

d.	During the term of the agreement, ChinaSat can not be the agent for other satellites using the same frequencies used by WorldSpace Satellites (Specific frequency bands see Clause 4 of the Agency Agreement).

2)	Termination:

The agreement shall be terminated under one of the following conditions:

a.	ChinaSat can not maintain the required frequencies, service permits and related certificates.

b.	The agency agreement expires, and no renewal agreement has been reached.

c.	One party or both parties fail to perform their duties as required in this agreement.

d.	The system can not work in the event of force majeure, i.e. satellite damages due to space electromagnetic radiation or UFO strike, earthquakes, fire, flood, war, riot, changes of policies or regulations, etc.

4.	Appointment

WorldSpace agrees to appoint ChinaSat as the sole agent in China to lease Satellite Channels to Chinese or non-Chinese Clients if the above-mentioned conditions are met and the relevant frequencies are:

1)	Uplink frequencies: (7052.332±2MHz, 7046.131± 1MHz, 7057.075± IMHz)

2)	Downlink frequencies: (1473.164± 1.3MHz, 1475.464 ± 1.3MHz).

5.	Respective responsibilities of both parties:

WorldSpace:

1)	The Satellite Channels mentioned in this Agency Agreement are owned by WorldSpace;

2)	WorldSpace will work together with ChinaSat to prepare a Satellite Channels allocation plan;

3)	WorldSpace will work with ChinaSat to set the prices for channel leasing and have the final say on leasing prices when the two parties have disagreement as long as the disagreement is not conflict with the laws of China;

4)	WorldSpace will assist ChinaSat to secure more Clients. WorldSpace is entitled to arrange Clients to use for free the satellite channels, network system and uplink station for one month (or a period agreed by both parties) for testing and promotional purposes;

5)

Both parties shall work together to decide whether a channel should be leased to Client, either a domestic or foreign Client. When a dispute arises between two parties on this issue, WorldSpace has the final say under the condition that the lease falls within the scope permitted by the China government and ChinaSat’s political and commercial interests are not adversely impacted;

6)	If WorldSpace invests its Satellite Channel to cooperate with a third party, it has to acknowledge that ChinaSat has 10% interest of this channel during the term of this Agency Agreement.

7)	During the technical trial period (see Annex 2 of Cooperation Agreement, “Milestone”), WorldSpace will not charge ChinaSat for Satellite Channels used for not-for-profit and promotional programming, provided that such arrangement does not exceed end April 2001.

ChinaSat:

1)	Is appointed by WorldSpace to be its agent to lease Satellite Channels and develop Satellite Channel leasing business; work with WorldSpace to allocate Satellite Channels; notify WorldSpace of any leasing arrangement and inquiries on a timely fashion;

2)	Proceed with all relevant procedures and obtain required frequencies and service permits and start commercial trial operations as defined in the schedule in the Annex 1;

3)	Responsible for management of uplink frequencies and uplink stations established by domestic or foreign Clients. Can close the particular uplink station violating the management requirements when necessary, according to Article 7 of the Memorandum of Understanding.

4)	Lease Satellite Channels to Clients inside or outside of China and collect channel lease fees from them in accordance with the prices agreed by both parties.

5)	Be responsible to notify WorldSpace of any leasing arrangements and make payments to WorldSpace in accordance with the prices agreed by both parties;

6)	If WorldSpace invests its Satellite Channel to cooperate with a third party, ChinaSat is entitled to Charge 10% of standard channel lease fee as its agent fee for the Satellite Channels used by WorldSpace and the third party’s cooperative project in such cases, both parties shall specify the “Standard Price” in advance;

7)	Will not charge agency fees to WorldSpace, should capacity be used by WorldSpace not-for-profit programs for promotional purposes.

8)	Can arrange a particular Client to use the WS system for free for a month ( A program of a particular Client can enjoy the free service only once).

6.	Payment terms of channel lease fees

1)	ChinaSat will collect channel lease fees from Clients inside and outside of China.

2)	ChinaSat obtains 10% of the lease fees (business tax included) as its agent fee.

3)	ChinaSat shall transfer the channel lease fees excluding its agent fee to WorldSpace in US$ (the WorldSpace China’s income tax will be withheld by ChinaSat).

4)	In the first ten days of a calendar month, ChinaSat shall submit to WorldSpace a report regarding channel leasing arrangement, quantity of new Clients, quantity of total Clients and other detailed information for the previous month. ChinaSat shall transfer the portion of revenues belonging to WorldSpace to the bank account designated by WorldSpace in 30 days after ChinaSat signs the contract of payment with its clients.

7.	Remedies

1)	The damages caused to Clients and users due to satellite malfunctions shall be the liabilities of WorldSpace.

2)	The damages caused to Clients and Users due to uplink station and network system malfunctions shall be the liabilities of ChinaSat.

8.	Penalties

1)	If ChinaSat doesn’t make the required payment to WorldSpace in accordance with the prices and terms as agreed by both parties, it has to pay WorldSpace penalties (0.04% of the concerned amount per day) besides making the outstanding payment to WorldSpace.

2)	If WorldSpace leases Satellite Channels not conforming to this agreement or leases channels without getting ChinaSat’s written consent, it has to pay ChinaSat penalties (0.04% of the total leasing amount per day) besides paying ChinaSat the agent fees it fails to pay.

Each party shall cooperate with reasonable audits to ensure proper payments are being made.

9.	Notes

This Agency Agreement has 4 copies, 2 in English and 2 in Chinese, both of which are equally authentic. This agreement will come into effect together with Cooperation Agreement after being signed. This agreement will not limited to Multimedia Services and may be expanded to include other digital services.

10.	The two parties can authorize a specific and legitimate subsidiary to perform the duties specified in this agreement, as long as they continue to remain obligated hereunder.

WorldSpace Corporation		China Telecommunications Broadcast Satellite Corp.

By:	/s/ Noah Samara	By:	/s/ Signature in Chinese
Date:	Noah Samara 8 August 2000	Date:	8/8-2000

5